                                                                       EXHIBIT B

                             STOCKHOLDERS AGREEMENT

     THIS STOCKHOLDERS AGREEMENT, dated as of February 13, 1998 (the "Agreement"), is made and entered into by APPLIED GRAPHICS TECHNOLOGIES, INC., a Delaware corporation ("AGT"), AGT ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of AGT ("Acquisition"), and Robert S. Blank, William G. Gisel, Thomas J. Harrington, John W. Dinzole, Howard A. Fiedler, Terence M. Flynn, Marne Obernauer, Marne Obernauer, Jr. and Edward L. Palmer (collectively, the "Stockholders" and individually a "Stockholder"). In addition to the above parties, DEVON GROUP, INC., a Delaware corporation (the "Company"), hereby joins in the execution and delivery of this Agreement for purposes of
Section 5.

                              W I T N E S S E T H

     WHEREAS, concurrently herewith, AGT, Acquisition and the Company are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which the Company will be merged with and into Acquisition (the "Merger"); and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, AGT has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.  Definitions.  For purposes of this Agreement:

     (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meaning of Section 13(d)(3) of the Exchange Act.

     (b) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

     2.  Provisions Concerning Company Common Stock.

     (a) Each Stockholder hereby, severally and not jointly and severally, agrees that during the period commencing on the date hereof and continuing until the first to occur of the Effective Time, the termination of this Agreement or the termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of Company Common Stock, however called, such Stockholder shall vote (or cause to be voted) all of the issued and outstanding Shares held of record or Beneficially Owned by such Stockholder, whether heretofore owned or hereafter acquired: (i) in favor of the approval and adoption of the Merger Agreement and the Merger; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) except as otherwise agreed to in writing in advance by AGT, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries except as permitted in the Merger Agreement; (B) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries except as permitted in the Merger Agreement;

(C)(1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any material change in the Company's Certificate of Incorporation or Bylaws; (3) any other material change in the Company's corporate structure or business except as permitted in the Merger Agreement; or
(4) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2), (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement, and during such period such Stockholder shall not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements contained in this
Section 2.

     (b) Each Stockholder hereby grants to AGT a proxy to vote the Shares of such Stockholder in the manner required under this Agreement. Each Stockholder intends such proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to such Shares.

     3.  Covenants, Representations and Warranties of Each Stockholder.

     (a) Each Stockholder hereby, severally and not jointly and severally, represents and warrants to AGT as follows:

          (i) Ownership of Shares. Such Stockholder is either (i) the record and Beneficial Owner of, or (ii) the Beneficial Owner but not the record holder of, the number of Shares and Options respectively set forth opposite the Stockholder's name on Schedule I and II hereto. On the date hereof, the Shares and Options respectively set forth opposite such Stockholder's name on Schedules I and II hereto constitute all of the Shares and Options owned of record or Beneficially Owned by such Stockholder. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth opposite such Stockholder's name on Schedule I hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (ii) Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares or Options constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

          (iii) No Conflicts. Except for filings under the Exchange Act or HSR Act, if applicable, and the filings required under the Merger Agreement (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with such Stockholder's ability to perform its obligations hereunder, and
     (B) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of any applicable organizational documents applicable to such Stockholder, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of such Stockholder to perform its obligations hereunder.

          (iv) No Encumbrances. Except the proxy granted under Section 2(b), such Stockholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

          (v) No Finder's Fees. No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

          (vi) No Solicitation. Such Stockholder shall, in its capacity as such, comply with the terms of Section 5.3(a) of the Merger Agreement.

          (vii) Restriction on Transfer, Proxies and Non-Interference. At any time during the period beginning on the date hereof and ending upon the earlier to occur of the Effective Time or the termination of this Agreement or the Merger Agreement, such Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge (unless the pledgee thereof agrees in writing to abide by the terms and conditions hereof as if he/she were a Stockholder), encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares, Options or any interest therein;
     (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that could reasonably by expected to have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

          (viii) Waiver of Appraisal Rights. Such Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have.

          (ix) Reliance by AGT. Such Stockholder understands and acknowledges that AGT is entering into, and causing Acquisition to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

          (x) Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     (b) AGT hereby represents and warrants to each Stockholder as follows:

          (i) Organization, Standing and Corporate Power. AGT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with adequate corporate power and authority to own its properties and carry on its business as presently conducted. AGT has the corporate power and authority to enter into and perform all of AGT's obligations under this Agreement and to consummate the transactions contemplated hereby.

          (ii) No Conflicts. Except for filings under the HSR Act, if applicable, and the filings required under the Merger Agreement, (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by AGT and the consummation by AGT of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with AGT's ability to perform its obligations hereunder, and (B) none of the execution and delivery of this Agreement by AGT, the consummation by AGT of the transactions contemplated hereby or compliance by AGT with any of the provisions hereof shall (1) conflict with or result in any breach of any applicable organizational documents applicable to AGT, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which AGT is a party or by, which AGT or any of AGT's properties or assets may be bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to AGT or any of AGT's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of AGT to perform its obligations hereunder.

          (iii) Execution, Delivery and Performance by AGT. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of AGT, and AGT has taken all other actions required by law, its Certificate of Incorporation and its Bylaws in order to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligations of AGT and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

     4. Stop Transfer. Each Stockholder agrees with, and covenants to, AGT that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Section 3(a)(vii) hereof). In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

     5. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the termination of the Merger Agreement in accordance with its terms by AGT or the Company.

     6. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer and nothing herein shall limit or affect any action taken by such person in his or her capacity as a director or officer. Each Stockholder signs solely in his or her capacity as the record and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Shares.

     7.  Miscellaneous.

     (a) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     (b) Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

     (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party provided that AGT may assign, in its sole discretion, its rights and obligations hereunder to any affiliate of AGT, but no such assignment shall relieve AGT of its obligations hereunder if such assignee does not perform such obligations.

     (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that either Schedule I or II hereto may be supplemented by AGT by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

     (e) Notices. All notices, requests claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or the addresses set forth on the signature pages hereto:

     If to Stockholder: At the addresses set forth on signature pages hereto

     If to AGT or Acquisition:

     Applied Graphics Technologies, Inc.
     450 West 33rd Street
     New York, New York 10001
     Attn:  Martin D. Krall
         Louis Salamone, Jr.

     copy to:

     Weil, Gotshal & Manges LLP
     767 Fifth Avenue
     New York, New York 10153
     Attn: Jeffrey J. Weinberg, Esq.
     Telecopy: (212) 310-8007

     If to the Company:

     Devon Group, Inc.
     450 Park Avenue
     New York, New York 10022
     Attn: Marne Obernauer, Jr.
     Telecopy: (212) 888-0896

     copy to:

     O'Sullivan Graev & Karabell, LLP
     30 Rockefeller Plaza
     New York, New York 10112
     Attention: Lawrence G. Graev, Esq.
     Telecopy: (212) 408-2420

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; provided that, in the event of a Stockholder's death, the benefit to be received by the Stockholder hereunder shall inure to his successors and heirs.

     (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

     (l) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with the Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (1) and shall not be deemed to be a general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

     (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience or reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.

     IN WITNESS WHEREOF, AGT, Acquisition and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          APPLIED GRAPHICS TECHNOLOGIES, INC.

                                          By: /s/     FRED DRASNER

                                            ------------------------------------
                                            Name: Fred Drasner
                                            Title: Chief Executive Officer

                                          AGT ACQUISITION CORP.

                                          By: /s/     FRED DRASNER

                                            ------------------------------------
                                            Name: Fred Drasner
                                            Title: Chief Executive Officer

                                          Stockholders:

                                          /s/       ROBERT S. BLANK

                                          --------------------------------------
                                          Robert S. Blank
                                          1187 Wrack Road
                                          Meadowbrook, PA 19046

                                          /s/      WILLIAM G. GISEL

                                          --------------------------------------
                                          William G. Gisel
                                          58 Rumsey Road
                                          Buffalo, NY 14209

                                          /s/    THOMAS J. HARRINGTON

                                          --------------------------------------
                                          Thomas J. Harrington
                                          71 Arrowhead Way
                                          Darien, CT 06820

                                          /s/       JOHN W. DINZOLE

                                          --------------------------------------
                                          John W. Dinzole
                                          9706 Partridge Lane
                                          Crystal Lake, Illinois 60014

                                          /s/      HOWARD A. FIEDLER

                                          --------------------------------------
                                          Howard A. Fiedler
                                          760 Country Club Road
                                          Crystal Lake, Illinois 60014

                                          /s/      TERENCE M. FLYNN

                                          --------------------------------------
                                          Terence M. Flynn
                                          87 Marina Vista Drive
                                          Larkspur, CA 94939

                                          /s/       MARNE OBERNAUER

                                          --------------------------------------
                                          Marne Obernauer
                                          777 Lake Avenue
                                          Greenwich, CT 06830

                                          /s/    MARNE OBERNAUER, JR.

                                          --------------------------------------
                                          Marne Obernauer, Jr.
                                          1100 Park Avenue
                                          Apt. 9A
                                          New York, New York 10128

                                          /s/      EDWARD L. PALMER

                                          --------------------------------------
                                          Edward L. Palmer
                                          108 Horseshoe Road
                                          Mill Neck, NY 11765
AGREED TO AND ACKNOWLEDGED
(with respect to Section 4 hereof and for purposes of acknowledging its consent hereto):

DEVON GROUP, INC.

By: /s/  MARNE OBERNAUER, JR.

    ----------------------------------
Name: Marne Obernauer, Jr.
Title: Chief Executive Officer

                                 SCHEDULE I TO
                             STOCKHOLDERS AGREEMENT

                    NAME OF STOCKHOLDER                       NUMBER OF SHARES OWNED
                    -------------------                       ----------------------
Marne Obernauer, Jr.........................................         857,999
Maine Obernauer.............................................         300,000
John W. Dinzole.............................................         160,500
Howard A. Fiedler...........................................         106,393
Terence M. Flynn............................................         200,068
Thomas J. Harrington........................................          14,000
Edward L. Palmer............................................          87,874
William G. Gisel............................................           3,000
Robert S. Blank.............................................          30,000

                                 SCHEDULE II TO
                             STOCKHOLDERS AGREEMENT

                    NAME OF STOCKHOLDER                           OPTIONS
                    -------------------                       ---------------
Howard A. Fiedler...........................................  50,000 @ $34.25
                                                              35,000 @ $16.75
                                                              15,000 @ $26.00